For Period ended 05/31/17                                      Series  13, 21
File Number 811-7852

Sub-Item 77C(c): Submisssion of Matters to a vote of security holders
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At the shareholder meeting held on March 22, 2017, shareholders of the
Cornerstone Moderate and Cornerstone Moderately Aggressive Funds each approved an amendment to the Investment Advisory Agreement.

The text of the amendments described in the answers to sub-item 77C(c) referring to new or amended Investment Advisory Agreement shall hereby be incorporated by reference. Please refer to the Proxy Filing on Form DEF14A dated January 27, 2017.